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                                                                       EXHIBIT 5


                       OPINION OF MAZURSKY & DUNAWAY, LLP



                                January 31, 2000



RARE Hospitality International, Inc.
8215 Roswell Road
Building 200
Atlanta, Georgia  30350

Ladies and Gentlemen:

         We have acted as counsel to RARE Hospitality International, Inc. (the "Corporation") in connection with the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement") relating to registration under the Securities Act of 1933, as amended, of $ 5,000,000 of unsecured obligations (the "Obligations") to pay deferred compensation in the future under the RARE Hospitality International, Inc. FutureComp Service Plan (the "Plan")

         In connection with the opinion expressed below, we have made such factual inquiries and examined such questions of law as we have considered necessary or appropriate for the purposes of such opinion.

         It is our opinion that, when issued in accordance with the Plan, the Obligations will be binding obligations of the Corporation, except as may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights in general.

         We consent to the use of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,



                                    /s/ Mazursky & Dunaway, LLP
                                    MAZURSKY & DUNAWAY, LLP